Buckslip

VANGUARD'S PROXY VOTING DEADLINE APPROACHES


YOU CAN STILL MAKE SURE YOUR VOICE IS HEARD AT VANGUARD'S SHAREHOLDER MEETING ON JULY 2, 2009.

No matter how many shares you own, your vote is important. You can also help avoid the considerable expense of a second proxy solicitation.

If you have not already cast your ballot, you can vote electronically by logging on to www.proxy-direct.com/vanguard and following the on-screen directions. Or, if you prefer, you can vote by phone (toll-free at 866-241-6192), by mail, or by attending the shareholder meeting in Scottsdale, Arizona.


                                                                        [   ]
                                                                         VOTE


(C) 2009 The Vanguard Group, Inc. All rights reserved.               PBKS 052009


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E-mail REMINDER to hard copy proxy recipients - additional notice

[SHIP] VANGUARD(R)

Remember to vote on your fund's proxy           VOYAGER SELECT SERVICES(R)


Dear Vanguard Shareholder,

Vanguard previously sent a proxy statement to you. As it explained, you can vote on the proposals in the proxy statement because you owned shares in one or more Vanguard(R) funds on the "record date" of April 6, 2009.

If you have already voted, thank you! It is possible that your vote was on its way to us when this e-mail was prepared, but that we had not yet received it.

We're encouraging all Vanguard fund shareholders to exercise their rights concerning the governance of Vanguard funds by reviewing the proxy statement and then voting as quickly as possible. No matter how many shares are owned, every shareholder's vote is important. If the funds do not receive enough votes to reach a quorum and conduct the shareholder meeting, they will have to send additional communications to shareholders to solicit more votes--a process that would be very costly for the funds and thus for fund shareholders.

As explained in your proxy statement, you can vote in any of four ways:

(1)  Through the INTERNET at www.proxy-direct.com/vanguard.
(2)  By TELEPHONE, with a toll-free call to 1-866-241-6192.
(3)  By MAIL, using the card enclosed with your proxy statement.
(4)  IN PERSON at the  Shareholder  Meeting in Scottsdale,  Arizona,  on July 2,
     2009.

We encourage you to vote via the Internet or telephone, using the 14-digit control number and 8-digit security code on your proxy card, because these methods save the funds the most money (since they require no return postage). If you own a joint account at Vanguard, please consult with your joint owner(s) regarding the vote on the proposals.

We look forward to receiving your votes.

Sincerely,


F. William McNabb III
President and Chief Executive Officer

For more information about Vanguard funds, visit www.vanguard.com, or call 800-662-2739, to obtain a prospectus. Investment objectives, risks, charges, expenses, and other important information about a fund are contained in the prospectus; read and consider it carefully before investing.

(C) 2009 The Vanguard Group, Inc.  All rights reserved.
Vanguard Marketing Corporation, Distributor.

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OUTBOUND PROXY SCRIPT

Good morning/afternoon/evening. This is _______________ calling from Vanguard on a recorded line. May I please speak with Mr. /Mrs. client's first and last name?


Do you have a moment to speak to me about a very important proxy that Vanguard is conducting? You should have received multiple communications from us in reference a proxy ballot to vote on proposals that the funds trustees are asking shareholders to approve. At this point our records indicate that you have not exercised your right to vote.

A core part of the proposal is to elect trustees for all Vanguard funds and to standardize your funds investment policies to allow Vanguard to serve your needs most effectively in today's market environment.

It is very important that Vanguard receive your vote. If many shareholders choose not to vote and your funds do not achieve a quorum to conduct the shareholder meeting on July 2, then they will incur the considerable expense of a second proxy solicitation.

You can make sure your voice is heard by voting today. I can conference you in with a Computershare representative to take your vote - it will only take a minute.

For security reasons, I need to verify the last four digits of you SSN and the address on the account.

Thank you for this information Mr./Mrs. Client last name, Please hold while I transfer you. Thank you for choosing Vanguard


Third proposal - if applicable

Proposal three is a shareholder proposal to institute a procedure to prevent holding investments in companies, that in the judgment of the board, substantially contribute to genocide or crimes against humanity. The trustees recommend that you vote against this proposal given the fact that the proposal only covers 30 funds and Vanguard's currently has a procedure across all 157 of our funds. Adoption of this proposal would simply duplicate current procedures

INBOUND PROXY SCRIPTING:

Is there anything else I can assist you with?

I would like to speak with you about a very important proxy that Vanguard is conducting. You should have received a proxy ballot to vote on several proposals that the funds trustees are asking shareholders to approve. A core part of the proposal is to elect trustees for all Vanguard funds and to standardize your funds investment policies to allow Vanguard to serve your needs most effectively in today's market environment The trustees are recommending that shareholders vote for these proposals.

Third proposal - if applicable

Proposal three is a shareholder proposal to institute a procedure to prevent holding investments in companies, that in the judgment of the board, substantially contribute to genocide or crimes against humanity. The trustees recommend that you vote against this proposal given the fact that the proposal only covers 30 funds and Vanguard's currently has a procedure across all 157 of our funds. Adoption of this proposal would simply duplicate current procedures

It is very important that Vanguard receive your vote. If many shareholders choose not to vote and your funds do not achieve a quorum to conduct the shareholder meeting on July 2, then they will incur the considerable expense of a second proxy solicitation.

You can make sure your voice is heard by voting today. I can conference you in with a Computershare representative to take your vote - it will only take a minute.

Please hold while I transfer you. Thank you for choosing Vanguard